Exhibit 10.26

CAPSA PLATFORM LICENSE AGREEMENT

THIS CAPSA PLATFORM LICENSE AGREEMENT (this “Agreement”) is made and entered as of October 20, 2014 (the “Effective Date”) by and between NYG Holdings, LLC, (“NYGH”), and Consorteum Holdings, Inc. (“CSRH”) (each of NYGH and CSRH, a “Party”, and together, the “Parties”).

R E C I T A L S

Whereas, NYGH is the owner of the CAPSA Platform, including all software and the Intellectual Property Rights therein;

Whereas, CSRH desires to receive a license to the CAPSA Platform as set forth herein; and

Whereas, NYGH is willing to grant such a license on the terms and conditions set forth herein.

Now, Therefore, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
LICENSE AND RESTRICTIONS

Section 1.1 License Grant. Simultaneously with the execution of this Agreement, NYGH shall deliver to CSRH a copy of the CAPSA Platform, and a production instance (the “Instance”) thereof. Subject to CSRH’s compliance with the terms and conditions of this Agreement, NYGH hereby grants to CSRH a nonexclusive, non-transferable (except as set forth in Section 7.10), perpetual (subject to the termination of this Agreement as set forth herein), royalty-bearing license (a) to use, copy, modify, distribute, disclose, make Derivative Works of, display or perform the CAPSA Platform, and the Instance thereof, and (b) to sublicense (with NYGH’s prior written approval, not to be unreasonably withheld or delayed) to Approved Sublicensees the foregoing right to use the CAPSA Platform pursuant to Sublicense Agreements. CSRH shall have the right to run one production instance of the CAPSA Platform immediately following the execution of this Agreement, and additional instances for testing, disaster recovery or backup purposes as reasonably necessary. This Agreement shall remain in effect for five (5) years from the Effective Date; renewable for an unlimited number of additional one (1) year terms, upon the parties mutual agreement.

Section 1.2 Restrictions.

(a) Except as otherwise expressly permitted by this Agreement, CSRH shall not: (i) modify, distribute, disclose, display or perform the CAPSA Platform; (ii) sublicense, rent, lease, loan, timeshare, sell, disclose, publish, assign or transfer any rights in, grant a security interest in, or transfer possession of, the CAPSA Platform; (iii) distribute or otherwise use the CAPSA Platform in any manner that causes it or any portion thereof to become subject to the terms of a Copyleft License; or (iv) attempt or do any of the following: disassemble, decompile, otherwise derive source code from or reverse engineer the CAPSA Platform.

(b) CSRH shall inform all of its employees who have access to the CAPSA Platform of the restrictions set forth in this Agreement with respect to use and disclosure of the CAPSA Platform.

Section 1.3 Ownership and Transfer. Subject only to the limited license expressly granted herein and the provisions of Section 1.4 as to CSRH Derivative Works, as between NYGH and CSRH, NYGH shall exclusively own all Intellectual Property Rights in and to the CAPSA Platform. Any sale or transfer of the CAPSA Platform by NYGH shall include a transfer of this Agreement. All rights in and to the CAPSA Platform not expressly licensed to CSRH hereunder are hereby reserved for NYGH. CSRH shall reasonably cooperate with NYGH in NYGH’s efforts to maintain, expand and enforce their respective rights in the CAPSA Platform and the Intellectual Property Rights therein. CSRH will not on its behalf or on behalf of any other party, in any country or jurisdiction, register or attempt to register any of the Intellectual Property Rights with respect to the CAPSA Platform, or any element thereof. CSRH will not do or permit to be done or assist any third party in taking any action which will in any way impair NYGH’s rights in and to the CAPSA Platform or any of the Intellectual Property Rights therein. CSRH will not contest or assist any other party in contesting the validity of NYGH’s ownership of the CAPSA Platform or any of the Intellectual Property Rights therein.

Section 1.4 Derivative Works. Notwithstanding any other provision of this Agreement to the contrary, CSRH shall own all right, title and interest in and to any enhancements, modifications or Derivative Works of the CAPSA Platform or any other updates, upgrades, modifications, new versions, improvements or derivative works with respect to any of the CAPSA Platform or any element thereof it creates or causes to be created (collectively the “CSRH Derivative Works”), and NYGH hereby waives any claim or right of ownership in and to the CSRH Derivative Works. Notwithstanding the forgoing, CSRH hereby grants to NYGH a perpetual, irrevocable, transferable, sublicenseable, worldwide, non-exclusive, royalty free license to use the CSRH Derivative Works during the term of this Agreement. In the event that CSRH undertakes or causes to be undertaken any CSRH Derivative Works, CSRH shall provide written notice thereof together with full disclosure of all of same to NYGH, including any know-how or proprietary information needed to implement and use same. All Derivative Works shall be subject to the royalty payment obligations hereunder.

Section 1.5 Warranty Disclaimer. THE CAPSA PLATFORM IS LICENSED “AS-IS”, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER. THE CSRH DERIVATIVE WORKS ARE LICENSED “AS-IS”, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER. EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, AND STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

Section 1.6 Representations and Warranties. CSRH represents and warrants to NYGH that:

A. CSRH has full power and authority to execute and deliver this Agreement and to perform CSRH’s obligations hereunder;

B. this Agreement constitutes a legal, valid and binding obligation of CSRH, enforceable against CSRH in accordance with its terms; and

C. CSRH possesses all necessary permits, licenses, consents and any other legal and/or regulatory approvals and is and shall at all times while this Agreement is in effect remain in compliance with all applicable legal and regulatory requirements necessary in order for CSRH to perform its obligations hereunder.

NYGH represents and warrants to CSRH that this Agreement constitutes a legal, valid and binding obligation of NYGH, enforceable against NYGH in accordance with its terms.

Section 1.7 Limitation of Liability. NEITHER PARTY NOR AFFILIATE OF A PARTY SHALL BE LIABLE FOR ANY DIRECT, ACTUAL, COMPENSATORY, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR LOST PROFITS, FORESEEABLE OR UNFORSEEABLE, OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOSS OF BUSINESS OPPORTUNITIES, LOSS OF GOODWILL, LOST OR DAMAGED DATA OR SOFWARE, LOSS OF USE OF PRODUCTS, DOWNTIME, PERSONAL INJURY, PROPERTY DAMAGE OR LIABILITY OF ANY KIND RELATING TO INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS) ARISING FROM THE USE OF THE CAPSA PLATFORM OR OTHERWISE RELATING TO OR ARISING FROM THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. In the event that the use of the CAPSA Platform by CSRH is enjoined, or, in NYGH’s judgment, may be enjoined, NYGH may, at its sole option and expense, a) procure for CSRH the right to continue using the CAPSA platform as provided hereunder; b) modify the CAPSA Platform so that it is lo longer infringing; or, c) replace the CAPSA Platform with one of the substantially the same functional capability. IF NYGH, in its sole discretion, determines that none of the foregoing is commercially reasonable, NYGH shall have the right to terminate this Agreement and require the discontinuation of use of the CAPSA Platform. CSRH shall, upon notification from NYGH or a court of competent jurisdiction, immediately return or, at NYGH’s election, destroy, CSRH’s copies of tangible embodiments thereof and remove electronic versions there of from its compute systems and other electronic devices, and cease all use, licensing or other commercialization of the CAPSA Platform, without any claim or liability against NYGH for loss of use or otherwise, and CRSH’s rights under this Agreement shall immediately terminate. NYGH shall have no obligation to provide a noninfringing modification of the CAPSA Platform, or procure a license for CSRH to be able to continue using the CAPSA Platform, or otherwise take any action in the event of such an injunction or potential injunction, nor is CSRH authorized to attempt to make or cause to be made any such modification or to procure or cause to be procured any such license. IN NO EVENT SHALL NYGH’S OR ANY OF ITS AFFILIATES’ TOTAL AGREEMENT LIABILITY TO CSRH OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM WHETHER IN CONTRACT ORE TORT OR OTHERWISE) RELATING TO OR ARISING FROM USE OF THE CAPSA PLATFORM, OR THIS AGREEMENT OR THE RIGHTS GRANTED HEREUNDER EXCEED THE PAYMENTS MADE BY CSRS TO NYGH DURING THE MONTH PRECEDING THE ASSERTION OF ANY SUCH CLAIM. CSRS ACKNOWLEDGES AND AGREES THAT THE FOREGOING LIMITATIONS ARE A MATERIAL INDUCEMENT FOR NYGH TO ENTER INTO THIS AGREEMENT AND GRANT THE RIGHTS TO CSRS HEREUNDER.

Section 1.8 Indemnification. CSRH shall indemnify, defend and hold NYGH, its affiliates, and each of their respective officers, directors, employees, shareholders and other representatives, and each of their successors and assigns (each, “NYGH Indemnified Party” and collectively, the “NYGH Indemnified Parties”), from and against any claim, loss, damages, expense, obligation, or other liability of any kind (including, without limitation, attorney’s fees, court costs and other legal expenses), incurred by any of them arising or resulting any breach by CSRH of any of the terms and conditions of this Agreement or otherwise relating to the use of the CAPSA Platform or any act or omission by CSRH or its affiliates or sublicensees. In the event of any claim for which any such Indemnified Party is or may be entitled to indemnification from CSRH hereunder, such Indemnified Parties will notify CSRH of such claim, and such Indemnified parties will have the right to require that CSRH will tender to the Indemnified parties (and/or their respective insures) full authority to defend or settle any such claim and CSRH shall cooperate in the defense of such claim. If any of the indemnified Parties elect to require CSRH to defend any such claim, CSRH shall defend such Indemnified Parties with respect to such claim utilizing legal counsel subject to the prior written approval of each such Indemnified Party at CSRH’s own expense, and such Indemnified parties shall continue to have the right at any time to defend themselves with respect to any such claim with counsel of their own choosing, but an CSRH’s sole cost and expense. CSRH acknowledges that none of the Indemnified Parties shall have any obligation whatsoever to indemnify, defend or hold CDRH harmless form or against any claim,loss, expense, damages, obligation or liability of any kind relating to this Agreement or CSRH’s use of the CAPSA Platform.

ARTICLE 2
ROYALTIES

Section 2.1 Payment and Timing. Commencing on the third anniversary of the Effective Date and within sixty (60) days of the last day of each calendar year during the remaining term of this Agreement, CSRH shall pay to NYGH an annual payment of One Hundred Thousand Dollars ($100,000.00).

Section 2.2 Royalty Payment. Commencing eighteen (18) months from the Effective Date and within sixty (60) days of the last day of each calendar quarter during the remaining term of this Agreement, CSRH shall pay to NYGH a royalty payment of the Royalty Percentage on the CAPSA Revenue within such calendar quarter according to the royalty rate schedule set forth in Section 2.3 below.

Section 2.3 Royalty Rate. The “Royalty Percentage,” with respect to CAPSA Revenue received in a particular calendar year, means:

(a) Ten percent (10%), if such CAPSA Revenue totals US$500,000 or less for such calendar year;

(b) Seven and one-half (7.5%), if such CAPSA Revenue totals more than US$500,000 and is US$1,000,000 or less for such calendar year; and

(c) Five percent (5%) if such CAPSA Revenue totals more than US$1,000,000 for such calendar year.

Section 2.4 Reporting. Within sixty (60) days of the last day of each calendar year during the term of this Agreement, CSRH shall deliver to NYGH a written report, in such format as may be reasonably requested by NYGH, setting forth all CAPSA Revenue received by CSRH during such calendar year.

Section 2.5 Audit. NYGH may, at reasonable times but not more than once per calendar year and on reasonable notice to CSRH, audit, directly or via a reasonably selected third-party auditor, books, records, equipment and facilities of CSRH to verify CSRH’s compliance with the terms hereof. The cost of such audit shall be borne by NYGH, except if such audit reveals an underpayment hereunder of more than 10% for any audited period, in which case CSRH shall reimburse NYGH on demand for all actual and reasonable expenses incurred in connection with such audit.

Section 2.6 Interest. Interest shall accrue on all amolunts not paid to NYGH when due hereunder at the lesser of 1% per month or the highest legal rate. CSRH shall pay all such interest to NYGH on demand.

ARTICLE 3
MARKING AND OTHER REQUIREMENTS

Section 3.1 Confidentiality. CSRH shall mark the Instance of the CAPSA Platform and all copies thereof “Confidential.”

Section 3.2 Notices. CSRH shall ensure that all copies of all portions of the CAPSA Platform are marked as reasonably requested by NYGH.

Section 3.3 Re-Branding. CSRH may combine the CAPSA Platform with other Technology and market such combination under the ThreeFiftyNine brand name or any other name or brand upon mutual agreement of the Parties.

Section 3.4 Leads. CSRH will submit a list of current leads for sublicensees of the CAPSA Platform that, with the consent of NYGH (which consent may be held in NYGH’s sole discretion), CSRH will have the exclusive right to close within two (2) years of the Effective Date; provided, however, that royalties shall be payable to NYGH on the total aggregate revenues received from any such combinations. NYGH shall maintain the confidentiality of such leads to the extent the same (a) were not already known to NYGH or its affiliates prior to CSRH submitting them, or (b) do not become available to NYGH from a source that is not subject to an existing confidentiality obligation owed to CSRH.

3.5 Payment Processing. At all times during the Term of this Agreement and the term of any Sublicense Agreement, CSRH agrees that in connection with any use of the CAPSA Platform pursuant to this Agreement and any Sublicense Agreement, it will use, and will cause any sublicensee to use, the payment processing services of NYGH and/or its designee in connection with such use of the CAPSA Platform.

ARTICLE 4
CONFIDENTIALITY

Section 4.1 Obligation. CSRH shall treat as confidential the Confidential Information and shall not use such Confidential Information except as expressly permitted under this Agreement. CSRH shall not disclose the Confidential Information to any third party. Without limiting the foregoing, CSRH shall use at least the same degree of care which it uses to prevent the disclosure of its own most highly confidential information, but in no event with less than reasonable care, to prevent the disclosure of the Confidential Information.

Section 4.2 Compelled Disclosure. If the Confidential Information must be disclosed by CSRH pursuant to the order or requirement of a court, administrative agency, or other governmental body and, to the extent permitted by applicable law, CSRH shall  provide prompt notice thereof to NYGH.

Section 4.3 Remedies. Unauthorized use or disclosure by CSRH of the Confidential Information will diminish the value of such information. Therefore, if CSRH breaches any of its obligations with respect to confidentiality or use of Confidential Information hereunder, NYGH shall be entitled to seek equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

ARTICLE 5
INTENTIONALLY OMITTED

ARTICLE 6
TERM AND TERMINATION

Section 6.1 Term. This Agreement shall commence on the Effective Date and continue until terminated in accordance herewith.

Section 6.2 Termination for Payment Breach. NYGH may terminate this Agreement upon CSRH’s breach of any payment obligation hereunder by providing written notice thereof to CSRH, provided that (a) in connection with the first such breach, CSRH shall have a ninety (90) day period to cure such breach following NYGH’s delivery of written notice of such breach to CSRH and (b) in connection with the second and subsequent such breaches, CSRH shall have a thirty (30) day period to cure such breach following NYGH’s delivery of written notice of such breach to CSRH.

Section 6.3 Termination for other Breach. NYGH may terminate this Agreement upon CSRH’s breach of any provision other than a payment obligation hereunder by providing written notice thereof to CSRH, provided that (a) in connection with the first such breach, CSRH shall have a sixty (60) day period to cure such breach following NYGH’s delivery of written notice of such breach to CSRH and (b) in connection with the second and subsequent such breaches of the same provision or a similar type of provision, CSRH shall have a thirty (30) day period to cure such breach following NYGH’s delivery of written notice of such breach to CSRH.

Section 6.4 Alternative Cure. At any time that the equity of CSRH is publicly traded on a nationally recognized stock exchange in the United States, CSRH may, at its option, as an alternative to payment in United States dollars, cure the breach of any payment obligation hereunder, up to an aggregate maximum of US$25,000, by paying NYGH an equivalent value of immediately tradable (without regard to Rule 144) securities representing such equity.

Section 6.5 Other Grounds for Termination. NYGH may terminate this Agreement immediately upon providing written notice thereof to CSRH if any of the following occur:

A. If there is any attempted assignment by CSRH in violation of Section 7.10 of this Agreement or sublicensing by CSRH in violation of Section 1.1 of this Agreement, or any of the rights granted hereunder to CSRH become the subject of a third party claim not expressly permitted hereunder;

B. if CSRH commences a voluntary case or other proceeding, or if any involuntary case or other proceeding is commenced against CSRH, seeking liquidation, rehabilitation, reorganization, conservatorship or other relief with respect to CSRH or CSRH’s assets under any bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver or other similar official with respect to CSRH or any substantial part of CSRH’s property which is not dismissed within sixty (60) days of initiation; or

C. if CSRH becomes a defendant or counter defendant in a legal proceeding in which a third party seeks possession, use or ownership of any rights of CSRH under this Agreement, regardless of the type of claim asserted in such legal proceeding or the merits of such claim; or

D. If CSRH exceeds the scope of the license granted hereunder without prior written consent of NYGH on two (2) or more occasions.

Section 6.6 Intentionally Omitted.

Section 6.7 Effect of Termination. Upon any termination of this Agreement, all rights and licenses granted to CSRH hereunder shall immediately terminate and CSRH shall: (i) not use, sublicense or disclose the CAPSA Platform for any purpose whatsoever; (ii) immediately destroy or return to NYGH all material belonging to NYGH, including without limitation all copies of the CAPSA Platform then in CSRH’s possession; and (iii) promptly certify to NYGH that CSRH has done so. These remedies shall be cumulative and in addition to any other remedies available to NYGH. Upon any termination of this Agreement, any sublicensee of CSRH may enter into a contract directly with NYGH on terms consistent with their contract with CSRH, provided the terms of such contract were previously approved by NYGH.

Section 6.8 Survival. The provisions of Article 2 (Royalties), Article 4 (Confidentiality), Article 7 (General Provisions) and Article 8 (Definitions) shall survive any termination of this Agreement.

ARTICLE 7
GENERAL PROVISIONS

Section 7.1 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Nevada. In any action among or between any of the Parties arising out of or relating to this Agreement, including any action seeking equitable relief, each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts located in Clark County, Nevada, and the federal courts for the United States for the Southern District of Nevada. The Parties hereby disclaim and exclude the application hereto of the United Nations Convention on Contracts for the International Sale of Goods.

Section 7.2 Compliance with Applicable Laws. In the exercise of their respective rights, and the performance of their respective obligations under this Agreement, each Party shall strictly comply with all applicable Laws.

Section 7.3 Breach. Each Party shall indemnify and hold the other Party harmless from and against any loss, cost, damage, liability or expense (including reasonable attorneys’ fees) arising out of or in connection with any claim by a third party directly resulting from a breach of this Agreement by the other Party.

Section 7.4 Parties in Interest. This Agreement shall be binding on and inure solely to the benefit of the Parties and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.5 Amendments. This Agreement may be amended, modified or supplemented at any time, but only pursuant to an instrument in writing signed by each of the Parties hereto.

Section 7.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties to the fullest extent possible.

Section 7.7 No Waiver. No waiver of any term or condition of this Agreement will be valid or binding on any Party unless the same will have been mutually assented to in writing by an officer of each Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by another Party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

Section 7.8 Construction. The headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

Section 7.9 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof.

Section 7.10 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned by CSRH, by operation of law or otherwise with the prior written consent of NYGH, which consent shall not be unreasonably withheld or delayed; provided, however, CSRH may assign this Agreement upon a merger, acquisition or sale of substantially all of its assets without such consent. Any purported assignment in breach of the foregoing prohibition shall be void and of no force or effect. NYGH may assign this Agreement in its sole discretion.

Section 7.11 Notices. Any notice, request or demand desired or required to be given hereunder shall be in writing and shall be given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any Party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or one business day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

TO NYGH: NYG Holdings, LLC 16 E. Patrick St., Ste 300 Frederick, MD 21701 Fax: 301-662-9215 Attention: Chris Cocolini	TO CSRH: Consorteum Holdings, Inc. 916 Southwood Blvd., Building 3, Suite A Incline Village, NV 89451 Fax: 404.745.0714 Attention: Chief Operating Officer

with a copy (which shall not constitute notice) to: Greenberg Traurig, P.A. 401 East Las Olas Boulevard, Suite 2000 Fort Lauderdale, FL 33301 Fax: 954.759.5565 Attention: David C. Peck, Esq.	with a copy (which shall not constitute notice) to: Schnader Harrison Segal ~~and~~& Lewis LLP 140 Broadway, Suite 3100 New York, NY 10005-1101 Fax: 212.972.8798 Attention: Sarah Hewitt, Esq.

Section 7.12 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Party shall be entitled to seek an injunction to prevent breaches of any provision of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without requirement of bond, in addition to any other remedy available at law or in equity.

Section 7.13 Counterparts. This Agreement may be executed and delivered in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same agreement.

Section 7.14 Section 365(n). All rights and licenses granted under or pursuant to this Agreement by NYGH to CSRH are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to rights to “intellectual property” as defined in the Code. CSRH, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. In the event of the commencement of bankruptcy proceeding by or against NYGH under the Code, CSRH shall be entitled to retain all of its rights under the licenses granted hereunder.

ARTICLE 8
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“affiliate” means any person or entity directly or indirectly controlling or having the power to control, or controlled by or being under common control with another person or entity. For this purpose, “control” means the direct or indirect possession of power to direct or cause the direction of the management or policies of such party, whether through ownership or stock or other securities, by contract or otherwise. Ownership of more than fifty percent (50%) of the beneficial interest of an entity shall be conclusive evidence that control exists.

“Approved Sublicensee” means (i) ThreeFiftyNine Hong Kong (or other name), CSRH’s Hong Kong joint venture, and (ii) such other companies as may be agreed upon in writing by the Parties including pursuant to Section 3.4.

“CAPSA Platform” means the executable object code only of the software listed on Exhibit A attached hereto, including all portions and versions thereof.

“CAPSA Revenue” means all amounts received (gross amounts and not net, by way of example only, of any expenses of CSRH) in connection with (i) the use of the CAPSA Platform or any portion thereof (including any Derivative Works thereof), including the performance of services, directly or indirectly, involving the use, execution, operation, performance or virtualization of the CAPSA Platform or any portion thereof, (ii) the license, distribution, or other provision of the CAPSA Platform or any portion thereof, including pursuant to any Sublicense Agreement or (iii) the performance, directly or indirectly, of installation services, implementation services, software maintenance services, technical support services or other services with respect to the CAPSA Platform or any portion thereof.

“Confidential Information” means the features, functionality and operational details of the CAPSA Platform, any Source Code of the CAPSA Platform that may come into CSRH’s possession and any documentation of the CAPSA Platform unpublished as of the Effective Date.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of software or content made available under such license, that such software or content, or other software or content incorporated into, derived from, used, or distributed with such software or content: (i) be made available to any third party recipient in a form other than object code form, (ii) be made available to any third party recipient under terms that allow preparation of derivative works, or (iii) be made available to any third party recipient under terms that allow software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under law). Copyleft licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Derivative Work” has the meaning set forth in 17 U.S.C. 101.

“Governmental Body” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Intellectual Property Rights” means all current and future worldwide common law and statutory rights, whether arising under the Laws of the United States of America or any other Governmental Authority, in, to, or associated with (a) patents, patent applications, and invention disclosures; (b) copyrights, copyright registrations and applications therefor, moral rights, and mask work rights; (c) the protection of trade or industrial secrets or confidential information; (d) all other intellectual property rights and proprietary rights; (e) trademarks, service marks, and other designations of source or origin, along with goodwill appurtenant thereto (collectively, “Trademarks”); (f) any analogous rights to those set forth above; (g) divisions, continuations, renewals, reissuances, and extensions of the foregoing (as applicable); and (h) rights to apply for, file for, certify, register, record, or perfect any of the foregoing.

“Law” means any law, statute, ordinance, code, regulation, rule, other requirement, orders, decisions, judgments, writs, injunctions, decrees, awards or other determination of any Governmental Body.

“Person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity or Governmental Body or regulatory authority.

“Source Code” means computer programming code in human readable form that is not suitable for machine execution without the intervening steps of interpretation or compilation.

“Sublicense Agreement” means a valid and enforceable written agreement (i) pursuant to which CSRH sublicenses to an Approved Sublicensee the right to use the CAPSA Platform in object code form only, (ii) that contains terms and conditions not less protective of the CAPSA Platform and NYGH’s rights therein than the terms and conditions of this Agreement, and (iii) that is approved by NYGH in writing, such approval not to be unreasonably withheld or delayed.

“Technology” means all products, tools, devices, mask works, computer programs, software, source code, object code, development tools, techniques, concepts, know-how, algorithms, methods, processes, procedures, formulae, designs, drawings, customer lists, supplier lists, databases, data collections, information, specifications, brands, logos, user interfaces, websites, specifications, programmer notes, specifications, packaging, trade dress, content, graphics, artwork, audiovisual works, images, photographs, literary works, performances, music, sounds, content, user interfaces, “look and feel,” inventions (whether or not patentable), invention disclosures, discoveries, works of authorship (whether or not copyrightable), designs and other technology.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have entered into and signed this Agreement as of the date and year first above written.

NYG Holdings, LLC By: /s/Chris Cicolino Name: Chris Cicolino Its: Managing Director

Consorteum Holdings, Inc.

By: /s/ Craig A. Fielding
Name: Craig A. Fielding
Its: CEO

[SIGNATURE PAGE TO AGREEMENT]

Exhibit A

SOFTWARE

Elements provided by the CAPSA Platform:

•	Cloud setup and Configuration
•	Application setup
•	Carrier Messaging Interfaces
•	Brand Management
•	Transport Layer Control
•	Load testing scripts and accounts
•	Multi-language support
•	Black and white list OS authentication database
•	Supported Carriers and Device database

Element Descriptions:

The Capsa platform is an architecture allowing for a single application to be deployed and run on multiple devices regardless of limiting factors such as operating systems, screen resolutions, development languages, distribution methods, etc. In order to accomplish this, the platform was broken down into two key components: the Capsa Viewer and the Brand Application. The Capsa Viewer is installed directly on each device, while the Brand Application is housed completely server side and is delivered to the device at run-time and displayed via the Capsa Viewer.

The Capsa viewer, in its most basic terms, is a custom designed mobile browser. Nearly every device on the market has differing levels of functionality and compatibility due to unique operating systems, web browsers, development platforms, and hardware limitations. In order to combat these issues, the Capsa platform must level the playing field across all of these devices, which is exactly what the Capsa Viewer does. The Capsa Viewer itself is built natively for each group of commonalities between phones, be that operating system, or development platform, with a specific set of functionality that is common for all instances. This means that a version of the Capsa Viewer that is built for Java based phones will have the exact same capabilities as a version that is built for BREW based phones. Leveling the playing field in this way allows Tarsin to build Brand Applications that can be designed to the capabilities of the Capsa viewer, which is common to all platforms, instead of designing applications around the key constraints of each device.

The Capsa Viewer has been built to function using a wide range of standard web based technologies including JavaScript, HTML, XHTML, CSS, etc. This provides a broad range of design possibilities for Brand Applications as most anything that can be designed for web usage can also be designed easily for mobile as well.

One of the major benefits of building our platform based on the Capsa Viewer is that the only piece of the overall application that is actually installed onto a device is the Viewer itself. The Brand Application as a whole is housed completely on a server, which is delivered at run-time. This provides two important value-adds for the customer. First, the installed application on device is very small, since it does not contain any of the content that is brand specific. This means that the installed application can be delivered very quickly as well as run on devices with low memory capabilities that would generally otherwise not be able to run very robust applications. The second major benefit is that since the brand application is being delivered at run-time, changes can be made to the brand application itself without the need for any interaction from the user. The current process for making changes to an installed application vary by device and carrier, but generally require that the application be verified by an external QA team which can add a considerable amount of time and cost to the process, and once approved, the user must find and download the updated application themselves. Since Capsa delivers the content of the brand application at run-time via server architecture, any changes that need to be made to the brand application can be made directly on the server and are immediately available to the end user, completely bypassing any carrier or user interaction.

Web services allow the developer of the solution to integrate external systems to the Capsa platform. This allows integration for the management of account access, information or services.

Within most applications, some form of real time information is needed, either as part of the content interface, or as part of the feedback to the system. These external data feeds are managed through a series of Web services that can be developed as part of the mobile client or as part of a Web solution

The Capsa platform supports over 30 languages in over 120 countries, allowing offerings to be scaled and released on a global basis. A simple example would be the release of a service in the US where both English and Spanish are needed. In this case, the Web and Mobile clients could dynamically support both languages for the service.

Cloud Architectures are designs of software applications that use Internet-accessible on-demand services. Applications built on Cloud Architectures are built so that the underlying computing infrastructure is used only when it is needed, draw the necessary resources on-demand, perform a specific job, then relinquish the unneeded resources and often dispose them after the job is done. While in operation the application scales up or down elastically based on resource needs.

Cloud Architectures address key difficulties surrounding large-scale data processing:

•	In traditional data processing it is difficult to get as many machines as an application needs.
•	It is difficult to get the machines when one needs them.
•	It is difficult to distribute and co-ordinate a large-scale job on different machines, run processes on them, and provision another machine to recover if one machine fails.
•	It is difficult to auto-scale up and down based on dynamic workloads.
•	It is difficult to get rid of all those machines when the job is done.

Cloud Architectures solve these difficulties as well as providing some clear business benefits such as:

•	Almost zero upfront infrastructure investment
•	The ability to scale in real-time
•	More efficient resource utilization
•	Usage-based costing
•	Potential for the shrinking of required processing time

Because of its underlying architecture, the Capsa Platform is built to work with any carrier across the globe. We currently have customers using our application on all of the major US carriers and many worldwide.

SUPPORTED CARRIERS

Supported Carriers include:
AT&T	Orange
T Mobile	O2
Sprint	Vodafone
Nextel	3
Verizon	Virgin Mobile
Altell	Rogers Wireless
Metro PCS	Bell Mobility

SUPPORTED DEVICES

In order to reach the largest possible audience, the Capsa Platform supports an incredible number of phones that range from smart phones to the more basic feature phones offered by carriers. This list continues to grow as new phones are being released on a daily basis. The following list shows a quick snapshot of some of the devices that the Capsa Platform already supports in the US:

Apple	Nokia	Samsung	Rim/Blackberry
iPhone (all models)	E73	Behold	8100
	6085	Comeback	8820
Motorola	N95	SCH-U900 FlipShot	8320
Z6c	6555	SCH-U470 Juke	Bold 9000
V3xx	6650	SCH-U350 Smooth	8130
Motorola Razr 2 V9	N96	SCH-U750 Alias 2	8330
Motorola Rizr Z9	E71	SCH-U540	Pearl Flip 8220
MOTOZINE ZN5	E71x	SGH-T659	8310
Motorola Razr 2 V9x	6790S	SCH-U620	8800
QA1	E75	A767	8830
VA76R TUNDRA	E63	Eternity	8703e
Motorola Rizr Z9	5800 XpressMusic	SGH-A637	8900
W755	N79	SGH-A827	8300
W766	E66	SGH-A837	8110
Barrage	6220 Classic	SLM-A747	9630
	6210 Navigator	SGH-A877 Impression	8120
Sony	N78	SGH-A777	Curve
W350	X6	Lumina	8230 Pearl Flip
W580i	E72	A900	Storm 2 9520
C905	E52 US	A920	8130m
Tm506	E55	M500	8830m
W810i	6730 Classic	M610	8330m
W760a	5730 XpressMusic	SGH-A657 (Bound)	Storm2 9550
HTC	6720 Classic	Highlight
Tilt	Nuron	Solstice	Sanyo
	5530 XpressMusic	Reclaim	SCP-2700
Pantech	N86 8MP	A517	6600 Katana
Matrix	7705 Twist	SCH-U490 Trance	M1
C610	6700 slide	SCH-U650 Sway
C820 (Matrix Pro)	N97 mini	SCH-U960 Rogue	PCD
C630	C6	SCH-U410 Triton	CDM8950
Impact	E5	Mythic	Quickfire
Reveal		SCH-U550	CDM-8975
Verizon Escapade		SGH-A687